Exhibit 99.1

    Titan International, Inc. Reports Second Quarter 2004 Earnings
         Increase of $.71 Per Share over Last Year's Quarter

    QUINCY, Ill.--(BUSINESS WIRE)--July 30, 2004--Titan International, Inc. (NYSE:TWI) reported net sales of $121.2 million for the second quarter ended June 30, 2004, an increase of 29% compared to $94.0 million pro forma (adjusted to reflect the sale of Titan Europe) for the previous year's quarter . Net sales for second quarter 2003 including Titan Europe's sales were $131.0 million. Net sales for the first half of 2004 were $288.2 million, up from $260.0 million for the first half of 2003.
    Titan recorded net income of $5.6 million for the second quarter and $10.9 million year-to-date 2004, up substantially from net losses of $(8.2) million for second quarter 2003 and $(14.1) million for the first six months of 2003. Diluted earnings per share was $.32 for the second quarter, compared to a loss per share of $(.39) for the same quarter of 2003, for a $.71 increase quarter-over-quarter. Year-to-date earnings per share was $.57 versus a loss per share of $(.67) in the first half of 2003.
    On April 7, 2004, Titan Europe Plc was admitted to trading as a separate public company on London's AIM market. A wholly-owned subsidiary of Titan is the largest stockholder in the newly public company, retaining a 30% interest. The April 2004 sale of the 70% interest of Titan Europe resulted in an offering amount of approximately $62 million. Of the net proceeds, Titan dedicated $15 million to buy back approximately 4.9 million shares of Titan International stock held by Citicorp Venture Capital, Ltd. Beginning in second quarter, Titan Europe's operating results are no longer consolidated with those of Titan International. However, Titan's 30% ownership of the new European company is recorded as an equity investment on Titan International's financial statements.
    "The first half of 2004 has shown solid progress for Titan and the strength of our order book is evidence of our customers' preference for Titan products," stated Maurice Taylor Jr., Titan president and CEO. "This was the right time to secure Titan's refinancing and position the company to take advantage of growth opportunities. The outlook through 2005 is positive and Titan is prepared to meet these challenges."
    Early in third quarter 2004, Titan secured a new $100 million revolving credit facility with agents LaSalle Bank National Association and General Electric Capital Corporation, terminating the former revolver and term loan agreements. Titan also sold 5.25% convertible senior unsecured notes due 2009 in a Rule 144A offering for $115 million principal amount. The notes are convertible into shares of Titan International's common stock at an initial conversion price of $13.50 per common share. Additionally, Titan notified the trustee to redeem the $136.8 million outstanding on Titan's 8.75% senior subordinated notes, setting a redemption date of August 26, 2004.
    For additional financial information and Management's Discussion and Analysis of Financial Condition and Results of Operations, see the company's Form 10-Q filed with the Securities and Exchange Commission
(SEC) on July 30, 2004.

    This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.'s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2003.

    Titan is a supplier of mounted wheel and tire systems for off-highway equipment used in agricultural, earthmoving/construction, and consumer applications (i.e. all terrain vehicles and trailers).



Titan International, Inc.
Consolidated Statements of Operations (Unaudited)
For the three and six months ended June 30, 2004 and 2003

Amounts in thousands except earnings per share data.

                               Three Months Ended    Six Months Ended
                                    June 30,              June 30,
                                  2004      2003      2004      2003
                                  ----      ----      ----      ----
Net sales                      $121,188  $131,001  $288,164  $259,985
Cost of sales                    99,872   124,930   239,555   243,519
                                -------   -------   -------   -------
  Gross profit                   21,316     6,071    48,609    16,466

Selling, general &
 administrative expenses          8,260    10,940    19,972    22,357
Research & development
 expenses                           385       716     1,207     1,384
Goodwill impairment on Titan
 Europe                               0         0     2,988         0
                                      -         -     -----         -
  Income (loss) from
   operations                    12,671    (5,585)   24,442    (7,275)

Interest expense                 (4,615)   (5,038)   (9,765)  (10,013)
Equity investment income            788         0       788         0
Other income                         88     2,005       134     2,483
                                     --     -----       ---     -----
  Income (loss) before income
   taxes                          8,932    (8,618)   15,599   (14,805)

Provision (benefit) for income
 taxes                            3,289      (431)    4,680      (740)
                                  -----      ----     -----      ----

  Net income (loss)              $5,643   $(8,187)  $10,919  $(14,065)
                                 ======   =======   =======  ========

Earnings (loss) per common
 share:
  Basic                            $.32     $(.39)     $.57     $(.67)
  Diluted                           .32      (.39)      .57      (.67)

Average common shares
 outstanding:
  Basic                          17,379    20,913    19,288    20,852
  Diluted                        17,436    20,913    19,317    20,852


Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands

                               Three Months Ended    Six Months Ended
                                    June 30,              June 30,
                                  2004      2003      2004      2003
                                  ----      ----      ----      ----
Agricultural                    $79,826   $75,847  $183,132  $153,949
Earthmoving/Construction         33,662    45,138    87,051    86,182
Consumer                          7,700    10,016    17,981    19,854
                               --------  --------  --------  --------
  Total                        $121,188  $131,001  $288,164  $259,985


Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands

                                                  June 30,  Dec. 31,
                                                    2004      2003
                                                    ----      ----
Assets
Current assets:
  Cash & cash equivalents                           $21,007    $6,556
  Accounts receivable                                66,529    83,975
  Inventories                                        68,601   112,496
  Assets held for sale                               37,354    37,775
  Restricted cash on deposit                         15,000         0
  Other current assets                               38,118    46,144
                                                    -------   -------
    Total current assets                            246,609   286,946

Property, plant & equipment, net                     79,664   138,482
Restricted cash on deposit                           36,039    51,039
Investment in affiliate                              27,967         0
Other noncurrent assets                              29,983    46,617
                                                    -------   -------
    Total assets                                   $420,262  $523,084
                                                   ========  ========

Liabilities & stockholders' equity
Current liabilities:
  Short-term debt (including current portion of
   long-term debt)                                  $60,231   $21,161
  Accounts payable                                   28,900    51,931
  Other current liabilities                          28,178    29,883
                                                    -------   -------
    Total current liabilities                       117,309   102,975

Other long-term liabilities                          55,550    59,756
Long-term debt                                      147,138   248,397
Stockholders' equity                                100,265   111,956
                                                    -------   -------
    Total liabilities & stockholders' equity       $420,262  $523,084
                                                    =======   =======





    CONTACT: Titan International, Inc.
             Lisa Ross, 217-221-4489